Exhibit 10.9.8
Execution Conformed

$100,000,000

CREDIT AGREEMENT

Dated as of February 6, 2009

among

RAYMOND JAMES FINANCIAL, INC.,
as Borrower,

THE LENDERS NAMED HEREIN,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

REGIONS BANK,

as Co-Syndication Agent

FIFTH THIRD BANK,

as Co-Syndication Agent

and

PNC BANK, NATIONAL ASSOCIAITON,
as Co-Syndication Agent

_______________________________

J.P. MORGAN SECURITIES INC.,

as Sole Bookrunner and Sole Lead Arranger

CHI:2133020.12

TABLE OF CONTENTS

ARTICLE IDEFINITIONS	[INSERT PAGE NUMBER]

SECTION 1.01Defined Terms	[INSERT PAGE NUMBER]
SECTION 1.02Classification of Loans and Borrowings	[INSERT PAGE NUMBER]
SECTION 1.03Terms Generally	[INSERT PAGE NUMBER]
SECTION 1.04Accounting Terms; Agreement Accounting Principles[INSERT PAGE NUMBER]

ARTICLE IITHE CREDITS	[INSERT PAGE NUMBER]

SECTION 2.01Commitments	[INSERT PAGE NUMBER]
SECTION 2.02Loans and Borrowings	[INSERT PAGE NUMBER]
SECTION 2.03Requests for Revolving Borrowings	[INSERT PAGE NUMBER]
SECTION 2.04[Intentionally Omitted]	[INSERT PAGE NUMBER]
SECTION 2.05[Intentionally Omitted]	[INSERT PAGE NUMBER]
SECTION 2.06[Intentionally Omitted]	[INSERT PAGE NUMBER]
SECTION 2.07Funding of Borrowings	[INSERT PAGE NUMBER]
SECTION 2.08Interest Elections	[INSERT PAGE NUMBER]
SECTION 2.09Termination and Reduction of Commitments	[INSERT PAGE NUMBER]
SECTION 2.10Repayment of Loans; Evidence of Debt	[INSERT PAGE NUMBER]
SECTION 2.11Prepayment of Loans	[INSERT PAGE NUMBER]
SECTION 2.12Fees	[INSERT PAGE NUMBER]
SECTION 2.13Interest	[INSERT PAGE NUMBER]
SECTION 2.14Alternate Rate of Interest	[INSERT PAGE NUMBER]
SECTION 2.15Increased Costs	[INSERT PAGE NUMBER]
SECTION 2.16Break Funding Payments	[INSERT PAGE NUMBER]
SECTION 2.17Taxes	[INSERT PAGE NUMBER]
SECTION 2.18Payments Generally; Pro Rata Treatment; Sharing of Set-offs[INSERT PAGE NUMBER]
SECTION 2.19Mitigation Obligations; Replacement of Lenders[INSERT PAGE NUMBER]
SECTION 2.20Extension of Maturity Date	[INSERT PAGE NUMBER]
SECTION 2.21Defaulting Lenders.	[INSERT PAGE NUMBER]

ARTICLE III[Intentionally Omitted]	[INSERT PAGE NUMBER]

ARTICLE IVCONDITIONS PRECEDENT	[INSERT PAGE NUMBER]

SECTION 4.01Effective Date	[INSERT PAGE NUMBER]
SECTION 4.02Each Borrowing	[INSERT PAGE NUMBER]

ARTICLE VREPRESENTATIONS AND WARRANTIES	[INSERT PAGE NUMBER]

SECTION 5.01Corporate Existence; Conduct of Business	[INSERT PAGE NUMBER]
SECTION 5.02Authorization and Validity	[INSERT PAGE NUMBER]
SECTION 5.03Compliance with Laws and Contracts	[INSERT PAGE NUMBER]
SECTION 5.04Governmental Consents	[INSERT PAGE NUMBER]
SECTION 5.05Financial Statements	[INSERT PAGE NUMBER]
SECTION 5.06Material Adverse Change	[INSERT PAGE NUMBER]
SECTION 5.07Taxes	[INSERT PAGE NUMBER]
SECTION 5.08Litigation and Contingent Obligations	[INSERT PAGE NUMBER]
SECTION 5.09Subsidiaries	[INSERT PAGE NUMBER]
SECTION 5.10ERISA	[INSERT PAGE NUMBER]
SECTION 5.11Defaults	[INSERT PAGE NUMBER]
SECTION 5.12Federal Reserve Regulations	[INSERT PAGE NUMBER]
SECTION 5.13Investment Company	[INSERT PAGE NUMBER]
SECTION 5.14Ownership of Properties	[INSERT PAGE NUMBER]
SECTION 5.15Material Agreements	[INSERT PAGE NUMBER]
SECTION 5.16Insurance	[INSERT PAGE NUMBER]
SECTION 5.17Disclosure	[INSERT PAGE NUMBER]

ARTICLE VICOVENANTS	[INSERT PAGE NUMBER]

SECTION 6.01Financial Reporting	[INSERT PAGE NUMBER]
SECTION 6.02Use of Proceeds	[INSERT PAGE NUMBER]
SECTION 6.03Notice of Default	[INSERT PAGE NUMBER]
SECTION 6.04Conduct of Business	[INSERT PAGE NUMBER]
SECTION 6.05Taxes	[INSERT PAGE NUMBER]
SECTION 6.06Insurance	[INSERT PAGE NUMBER]
SECTION 6.07Compliance with Laws	[INSERT PAGE NUMBER]
SECTION 6.08Maintenance of Properties	[INSERT PAGE NUMBER]
SECTION 6.09Inspection	[INSERT PAGE NUMBER]
SECTION 6.10Ownership of Subsidiaries	[INSERT PAGE NUMBER]
SECTION 6.11Indebtedness	[INSERT PAGE NUMBER]
SECTION 6.12Merger	[INSERT PAGE NUMBER]
SECTION 6.13Sale of Assets	[INSERT PAGE NUMBER]
SECTION 6.14Investments and Acquisitions	[INSERT PAGE NUMBER]
SECTION 6.15Contingent Obligations	[INSERT PAGE NUMBER]
SECTION 6.16Liens	[INSERT PAGE NUMBER]
SECTION 6.17Affiliates	[INSERT PAGE NUMBER]
SECTION 6.18Change in Corporate Structure; Fiscal Year	[INSERT PAGE NUMBER]
SECTION 6.19Inconsistent Agreements	[INSERT PAGE NUMBER]
SECTION 6.20Financial Covenants.	[INSERT PAGE NUMBER]
6.20.1	Minimum Tangible Net Worth	INSERT PAGE NUMBER]
6.20.2	Net Cash Capital to Net Liquid Assets Ratio	[INSERT PAGE NUMBER]
6.20.3	Double Leverage Ratio	[INSERT PAGE NUMBER]
6.20.4	RJA Net Capital	[INSERT PAGE NUMBER]
6.20.5	RJFS Net Capital	[INSERT PAGE NUMBER]
6.20.6	RJA/RJFS Excess Net Capital	[INSERT PAGE NUMBER]
6.20.7	RJ Bank Nonperforming Assets	[INSERT PAGE NUMBER]
SECTION 6.21Borrower and RJ Bank Well Capitalized	[INSERT PAGE NUMBER]
SECTION 6.22Restricted Payments	[INSERT PAGE NUMBER]

ARTICLE VIIEVENTS OF DEFAULT	[INSERT PAGE NUMBER]

ARTICLE VIIITHE ADMINISTRATIVE AGENT	[INSERT PAGE NUMBER]

ARTICLE IXGENERAL PROVISIONS	[INSERT PAGE NUMBER]

SECTION 9.01Notices	[INSERT PAGE NUMBER]
SECTION 9.02Waivers; Amendments	[INSERT PAGE NUMBER]
SECTION 9.03Expenses; Indemnity; Damage Waiver	[INSERT PAGE NUMBER]
SECTION 9.04Successors and Assigns	[INSERT PAGE NUMBER]
SECTION 9.05Survival	[INSERT PAGE NUMBER]
SECTION 9.06Counterparts; Integration; Effectiveness	[INSERT PAGE NUMBER]
SECTION 9.07Severability	[INSERT PAGE NUMBER]
SECTION 9.08Right of Setoff	[INSERT PAGE NUMBER]
SECTION 9.09Governing Law; Jurisdiction; Consent to Service of Process [INSERT PAGE NUMBER]
SECTION 9.10WAIVER OF JURY TRIAL	[INSERT PAGE NUMBER]
SECTION 9.11Headings	[INSERT PAGE NUMBER]
SECTION 9.12Confidentiality	[INSERT PAGE NUMBER]
SECTION 9.13USA PATRIOT Act	[INSERT PAGE NUMBER]

SCHEDULES

Schedule 2.01                                           Commitments
Schedule 5.09                                           Material Subsidiaries
Schedule 6.20                                           Securities Percentage Haircuts

EXHIBITS

Exhibit A                                Form of Borrowing/Interest Election Request
Exhibit B                                Compliance Certificate
Exhibit C                                Assignment and Assumption

CHI:2133020.12

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of February 6, 2009, is among RAYMOND JAMES FINANCIAL, INC., a Florida corporation, THE LENDERS (as hereinafter defined), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually and as administrative agent (the “Administrative Agent”), and REGIONS BANK, FIFTH THIRD BANK AND PNC BANK, NATIONAL ASSOCIATION, each individually and as a co-syndication agent (collectively, the “Co-Syndication Agents”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms.  As used in this Agreement the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division or line of business thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders pursuant to Article VIII, and not in its individual capacity as a Lender, and any successor administrative agent appointed pursuant to Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agents” means and includes the Administrative Agent and the Co-Syndication Agents.

“Aggregate Debit Items” means, at any time, “aggregate debit items” computed in accordance with Rule 15c3-1.

“Aggregate Indebtedness” means, at any time, “aggregate indebtedness” computed in accordance with Rule 15c3-1.

“Agreement” means this Second Amended and Restated Revolving Credit Agreement, as amended, restated, modified or supplemented from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with those used in preparing the Financial Statements.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Commitment Fee Rate” means a rate per annum equal to 15% of the Applicable Margin for Eurodollar Loans (determined on the effective date and thereafter in advance of each quarterly calendar period on the last Business Day of the prior quarterly calendar period); provided that the Applicable Commitment Fee Rate shall in no event be less than 0.50% per annum.

“Applicable Margin” means, for any day, (a) with respect to any Eurodollar Loan, 150% of the applicable LIBOR Market Rate Spread, and (b) with respect to any ABR Loan, 1.00% less than the Applicable Margin for Eurodollar Loans.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the chief executive officer, president, chief financial officer or controller of the Borrower, acting singly.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

"Bank Holding Company Act" means the Bank Holding Company Act of 1956, as amended.

“Bankruptcy Code” means Title 11, United States Code, sections 1 et seq., as the same may be amended from time to time, and any successor thereto or replacement therefor which may be hereafter enacted.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Raymond James Financial, Inc., a Florida corporation, and its successors and assigns.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“CEA” means the Commodity Exchange Act, as amended from time to time.

“CFTC” means the Commodities Future Trading Commission and any successor entity.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, including without limitation any acquisition effected by means of a merger or consolidation, of beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Exchange Act) of 30% or more of the outstanding shares of voting stock of the Borrower.  For purposes of making such calculation, an “acquisition” shall not include a transfer of shares by a shareholder or his estate to members of his immediate family (spouse, children, grandchildren, spouses of children or grandchildren) or to trusts for the benefit of the shareholder or members of his immediate family.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

 “Class”, when used in reference to any Loan or Borrowing, refers to the fact that such Loan, or the Loans comprising such Borrowing, are Revolving Loans.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission and any successor entity.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $100,000,000.

“Compliance Certificate” means a certificate executed by an Authorized Officer substantially in the form of Exhibit B hereto.

“Consolidated” or “consolidated”, when used in connection with any calculation, means a calculation to be determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as a general partner of a partnership with respect to the liabilities of the partnership.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Double Leverage Ratio” means, at any time, as calculated for the Borrower on a parent-only basis in accordance with Agreement Accounting Principles, the ratio of (a) Investments in Subsidiaries plus, without duplication, (i) Intangible Assets, (ii) net equity Investments in real estate partnerships, and (iii) private equity Investments and the funding commitments related thereto, to (b) the shareholders’ equity of the Borrower.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Net Capital” means, at any time, “excess net capital” computed in accordance with Rule 15c3-1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is organized or in which its principal office is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a).

“Extension Date” is defined in Section 2.20.

“Extension Period” is defined in Section 2.20.

“Extension Request” is defined in Section 2.20.

“FDIC” means the Federal Deposit Insurance Corporation or any successor entity.

“FDIC-Guaranteed Term Notes” means senior unsecured notes of the Borrower, guaranteed by the FDIC and backed by the full faith and credit of the United States, maturing on or before June 30, 2012 and issued pursuant to and in conformity with the FDIC’s Temporary Liquidity Guarantee Program (and related Master Agreement) in an aggregate principal amount not exceeding the guarantee cap established by the FDIC for the Borrower.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Statements” is defined in Section 5.05.

“FINRA” means the Financial Industry Regulatory Authority or any successor entity.

“Fiscal Quarter” means one of the four three-month accounting periods comprising a Fiscal Year.

“Fiscal Year” means the twelve-month accounting period ending on the last day of September of each year.

“FOCUS Report” means, for any Person, the Financial and Operational Combined Uniform Single Report required to be filed on a monthly or quarterly basis, as the case may be, with the Commission or the NYSE, or any report that is required in lieu of such report.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is organized.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Governmental Authority” means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, regulatory body, court, central bank, department or commission (including without limitation any taxing authority or political subdivision) or any instrumentality or officer thereof (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Illiquid Assets” means, as of any date, the sum, without duplication, on a consolidated basis (excluding RJ Bank other than as provided in clause (vii) below) of (i) Intangible Assets, (ii)  property and equipment, (iii) net equity Investments in real estate partnerships, (iv) private equity Investments and the funding commitments related thereto, (v) net deferred tax assets, (vi) prepaid expenses and “other” assets, (vii) shareholder equity in RJ Bank and receivables from RJ Bank, (viii) any assets of RJA, RJFS, Raymond James Ltd. or any other broker-dealer Subsidiary that would be deducted from regulatory capital in determining net regulatory capital, (ix) auction rate securities owned by the Borrower or its Subsidiaries, (x) the applicable haircuts on securities owned by the Borrower or its Subsidiaries as specified on Schedule 6.20, and (xi) other Investments (but excluding investments in Canadian Treasury bills at Raymond James Ltd. that are recorded under “other” assets).

“Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade) and obligations arising under a master repurchase agreement (securities), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, preferred stock (other than preferred stock of the Borrower) or other instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations, (g) obligations for which such Person is obligated pursuant to or in respect of a Letter of Credit, and (h) any other obligation for borrowed money which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Intangible Assets” means goodwill, intellectual property rights, unamortized deferred charges, organizational or developmental expenses, and other intangible items.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” of the Borrower or a Subsidiary means any (a) loan, advance (other than (i) commission, bonus, travel and similar advances to officers and employees made in the ordinary course of business and (ii) non-recourse loans to directors, officers and employees of the Borrower or its Subsidiaries for investments in Borrower-sponsored investment programs), extension of credit (other than accounts receivable and customer loans secured by customer securities in each case arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; (c) any deposit accounts and certificate of deposit owned by such Person; and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person; provided, however, that in regard to clauses (b), (c) and (d), “Investment” shall not include any such securities, accounts or instruments owned or acquired by the Borrower or its Subsidiaries in the ordinary course of its business, including but not limited to the market making activities of RJA and the mortgage-backed securities purchased by RJ Bank in the ordinary course of business.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Lead Arranger”  means J.P. Morgan Securities Inc.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page providing rate quotations comparable to those currently provided on such page), as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“LIBOR Market Rate Spread” means, with respect to any Eurodollar Loan, a percentage rate per annum equal to the average of the Markit CDX.NA.IG Series 11 or any successor series (5 Year Period) for the preceding 30 business days (the “Credit Default Swap Spread”) as provided by Markit Group Limited (“Markit”) to the Administrative Agent; provided that the LIBOR Market Rate Spread with respect to any Eurodollar Loan shall in no event be less than 2.50%.  The LIBOR Market Rate Spread will be set on the date which is two Business Days prior to the first day of each Interest Period for each Eurodollar Loan; provided that for each Eurodollar Loan having an Interest Period longer than three months, the LIBOR Market Rate Spread shall be reset as of the last day of each three-month interval during such Interest Period.  If for any reason the Credit Default Swap Spread is not available or is not provided by Markit to the Administrative Agent by 11:00 a.m., New York City time, on any date of determination of the Credit Default Swap Spread, the Borrower and the Lenders shall negotiate in good faith, for a period up to 30 days thereafter (such 30-day period, the “Negotiation Period”), to agree on an alternative method for establishing the LIBOR Market Rate Spread; provided that (i) the LIBOR Market Rate Spread on any date of determination thereof in accordance with this definition which falls during the Negotiation Period shall be based upon the then most recently available Credit Default Swap Spread and (ii) if no such alternative method is agreed upon during the Negotiation Period, the LIBOR Market Rate Spread with respect to any Loan shall be the LIBOR Market Rate Spread determined under clause (i) above and increased by (x) 0.25% on the first Business Day following the expiration of the Negotiation Period (the “Initial Rate Increase Date”) and (y) an additional 0.25% on each succeeding 90-day anniversary of the Initial Rate Increase Date (or if such 90th day is not a Business Day, on the immediately succeeding Business Day), in each case, so long as the Credit Default Swap Spread remains unavailable or is not provided by Markit and an alternative method for establishing the LIBOR Market Rate Spread has not been agreed upon by the Borrower and the Lenders hereunder.

“Lien” means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan.

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.10(e) and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Administrative Agent or any Lender.

“MSRB” means the Municipal Securities Rulemaking Board and any successor entity.

“Margin Stock” has the meaning assigned to that term under Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents, or (c) the rights of or benefits available to the Administrative Agent and the Lenders under the Loan Documents.

“Material Subsidiary” means (a) any of the Subsidiaries listed on Schedule 5.09 hereto and (b) in the case of any specified condition or event, any other Subsidiary or group of other Subsidiaries (i) each of which has suffered such condition or event to occur and (ii) that in the aggregate represents five percent (5%) or more of the net revenues or the consolidated assets of the Borrower and its Subsidiaries, as reflected in the then most recent financial statements delivered pursuant to Section 6.01(a) or (b).

“Maturity Date” means February 4, 2010.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange, Inc.

“Net Capital” means, at any time, “net capital” computed in accordance with Rule 15c3-1.

“Net Cash Capital” means, as of any date on a consolidated basis, (a) Shareholders’ Equity plus, without duplication, (i) the mortgage Indebtedness permitted by Section 6.11(a)(ix), (ii) the aggregate principal amount of any unsecured term debt of the Borrower with a remaining maturity of more than one year that does not constitute a liability of any Subsidiary, and (iii) any TARP Preferred Stock, minus Illiquid Assets.

“Net Cash Capital to Net Liquid Assets Ratio” means, as of any date, the ratio of (a) Net Cash Capital to (b) Net Liquid Assets.

“Net Income” means, for any computation period, with respect to the Borrower on a consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period as determined in accordance with Agreement Accounting Principles.

“Net Liquid Assets” means, as of any date, the total assets of Borrower and its consolidated Subsidiaries (other than RJ Bank) minus, without duplication, (i) Illiquid Assets and (ii) any segregated assets.

“Nonperforming Assets” means nonperforming loans, real estate owned and other repossessed or non-accrual assets.

“Note” means any promissory note issued at the request of a Lender pursuant to Section 2.10(e).

“OCC” means the Office of the Controller of the Currency and any successor entity.

“OTS” means the Office of Thrift Supervision and any successor entity.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Existing Credit Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Participant” has the meaning set forth in Section 9.04.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association, as its prime rate in effect at its office located at 270 Park Avenue, New York, NY; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“RJA” means Raymond James & Associates, Inc. and any successor entity.

“RJ Bank” means Raymond James Bank, FSB and any successor entity.

“RJFS” means Raymond James Financial Services, Inc. and any successor entity.

“Register” has the meaning set forth in Section 9.04.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board relating to reserve requirements applicable to depositary institutions.

“Regulation T” means Regulation T of the Board as from time to time in effect and shall include any successor or other regulation or official interpretation of the Board relating to the extension of credit by securities brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to such Persons.

“Regulation X” means Regulation X of the Board as from time to time in effect and shall include any successor or other regulation or official interpretation of the Board relating to the extension of credit by the specified lenders for the purpose of purchasing or carrying margin stocks applicable to such Persons.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Loans and unused Commitments representing at least 66.67% (two-thirds) of the sum of the total Revolving Loans and unused Commitments at such time.

“Revolving Loan” means a Loan made by the Lenders to the Borrower pursuant to Article II hereof.

“Rule 15c3-1” means Rule 15c3-1 of the General Rules and Regulations as promulgated by the Commission under the Exchange Act, as such rule may be amended from time to time, or any rule or regulation of the Commission which replaces Rule 15c3-1.

“Rule 15c3-3” means Rule 15c3-3 of the General Rules and Regulations as promulgated by the Commission under the Exchange Act, as such rule may be amended from time to time, or any rule or regulation of the Commission which replaces Rule 15c3-3.

“SIPA” means the Security Investor Protection Act of 1970, as amended.

“SIPC” means the Securities Investor Protection Corporation or any successor entity.

“Self-Regulatory Organization” has the meaning assigned to such term in Section 3(a)(26) of the Exchange Act.

“Shareholders’ Equity” means shareholders’ equity (including TARP Preferred Stock) as shown in the consolidated financial statements of the Borrower and its Subsidiaries at the end of the most recent Fiscal Quarter prior to the date of determination.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled, or (c) any other corporation or entity which for financial reporting purposes is consolidated with the Borrower in accordance with Agreement Accounting Principles.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (a) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (b) is responsible for more than 15% of the consolidated net sales or Net Income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (a) above.

“TARP” means the U.S. Department of the Treasury Troubled Asset Relief Program.

“TARP Preferred Stock” means preferred stock of the Borrower issued to the U.S. Department of the Treasury, as initial holder, pursuant to the TARP Capital Purchase Program.

“Tangible Net Worth” means, at any date, the consolidated common stockholders’ equity of the Borrower and its consolidated Subsidiaries, excluding TARP Preferred Stock, determined in accordance with Agreement Accounting Principles, minus, without duplication, (i) Intangible Assets and (ii)  net deferred tax assets.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04 Accounting Terms; Agreement Accounting Principles.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Agreement Accounting Principles, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Agreement Accounting Principles or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Agreement Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Agreement Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  amended in accordance herewith.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Loans exceeding such Lender’s Commitment or (b) the sum of the total Revolving Loans exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings.  (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a  Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04  [Intentionally Omitted]

SECTION 2.05  [Intentionally Omitted]

SECTION 2.06  [Intentionally Omitted]

SECTION 2.07 Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Commitments.  (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Loans would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10 Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) If at any time the aggregate Revolving Loans of the Lenders exceeds the aggregate Commitments of the Lenders, the Borrower shall immediately prepay the Revolving Loans in the amount of such excess.

(g) No Revolving Loan shall be paid or pre-paid with any proceeds from the FDIC Guaranteed Term Notes or any other FDIC-guaranteed debt.

SECTION 2.11 Prepayment of Loans.  (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09(c).  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12 Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate per annum equal to the Applicable Commitment Fee Rate on the daily average unused amount of the Commitment of such Lender during the period from and including February 6, 2009 to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) All commitment fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest.  (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)  [Intentionally Omitted]

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the  rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate  shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15 Increased Costs.  (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes.  (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising there from or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its loans hereunder resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its loans hereunder and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the loans hereunder of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective loans hereunder; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its loans hereunder to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 for payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20 Extension of Maturity Date.  The Borrower may request an extension of the Maturity Date by submitting a request for an extension to the Administrative Agent (an “Extension Request”) no more than 45 days, but no less than 30 days, prior to the then effective Maturity Date.  Each extension effected pursuant to this Section 2.20 shall commence on the then effective Maturity Date (the “Extension Date”).  The Extension Request must specify the new Maturity Date requested by the Borrower, which date shall be no more than 364 days (the “Extension Period”) after the Extension Date, including the Extension Date as one of the days in the calculation of the days elapsed.  Promptly upon receipt of an Extension Request, the Administrative Agent shall notify each Lender of the contents thereof and shall request each Lender to approve the Extension Request.  Each Lender approving the Extension Request shall deliver its written consent to the Administrative Agent no earlier than 30 days prior to the then effective Maturity Date and no later than 20 days after receipt of the Extension Request.  In the event that a Lender shall fail to notify the Administrative Agent within such period as to whether it agrees to the Extension Request, such Lender shall be deemed to have refused the Extension Request.  If the consent of the Required Lenders is timely received by the Administrative Agent, the new Maturity Date specified in the Extension Request shall become effective on the Extension Date as to such consenting Lenders only (and not as to any Lender which has not consented to such extension), and the Administrative Agent shall promptly notify the Borrower and each consenting Lender of the new Maturity Date and new aggregate amount of the Lenders’ Commitments.  Notwithstanding anything contained in this Agreement to the contrary, (a) all obligations hereunder owing to the non-extending Lenders shall be due and payable on the Maturity Date without giving effect to any requested extension, (b) the aggregate amount of the Lenders’ Commitments as of the commencement of the Extension Period shall be reduced to an amount equal to the sum of the Commitments of the Lenders ultimately consenting to the Extension Request, and (c) each Lender may, in its sole discretion, grant or deny its consent with respect to any proposed Extension Request.  Any Lender not granting the Extension Request shall, if the Borrower has selected an assignee for such Lender reasonably acceptable to the Administrative Agent prior to the Extension Date, promptly assign to such assignee its rights and obligations hereunder in respect of all or that portion of such Lender’s Commitment as such assignee is willing to accept, all in accordance with Section 9.04.

SECTION 2.21 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c) but excluding Section 2.19 and the last sentence of Section 2.20) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of any Defaulting Lender.

In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

[Intentionally Omitted]

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01 Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) by delivery of the following documents:

(a) Charter Documents; Good Standing Certificates.  Copies of the Restated Articles of Incorporation of the Borrower, together with all amendments thereto, certified by the Secretary of State of Florida, together with (i) good standing certificates (A) as to the Borrower, from the State of Florida and (B) as to RJA, from the States of Florida, New York and Michigan, and (ii) a certificate of corporate existence as to RJ Bank from the OTS.

(b) By-Laws and Resolutions.  Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party.

(c) Secretary’s Certificate.  An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(d) Officer’s Certificate.  A certificate, dated the date of this Agreement, signed by the chief financial officer of the Borrower, in form and substance satisfactory to the Administrative Agent, to the effect that: (i) on such date (both before and after giving effect to the making of any Loans hereunder) no Default or Event of Default has occurred and is continuing and (ii) each of the representations and warranties set forth in Article V of this Agreement is true and correct on and as of such date.

(e) Legal Opinion.  A favorable written opinion of Paul L. Matecki, Esq., Senior Vice President-General Counsel, Director of Compliance of the Borrower, addressed to the Administrative Agent and the Lenders in form and substance acceptable to the Administrative Agent and its counsel.

(f) Loan Documents.  Executed originals of this Agreement, each of the other Loan Documents, together with all schedules, exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto and thereto.

(g) Reports.  Copies of the RJA/RJFS FOCUS Reports and the RJ Bank Financial Report as at December 31, 2008.

(h) Payment of Fees.  The Borrower shall have paid all accrued and unpaid fees, costs and expenses to the extent due and payable on or prior to the execution of this Agreement.

(i) Other.  Such other documents as the Administrative Agent, any Lender or their counsel may have reasonably requested.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Borrowing.  The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received written evidence of the U.S. Department of the Treasury’s approval of Borrower’s application to participate in the TARP Capital Purchase Program;

(b) The representations and warranties contained in Article V are true and correct as of such date of Borrowing, including the representations and warranties set forth in Section 5.06 and the first sentence of Section 5.08;

(c) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing; and

(d) A Borrowing/Interest Election Request shall have been properly submitted.

Each Borrowing/Interest Election Request with respect to each such Borrowing shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.02 have been satisfied.  Any Lender may require a duly completed Compliance Certificate as a condition to making a Loan.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 5.01 Corporate Existence; Conduct of Business.  Each of the Borrower and each Material Subsidiary (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) is duly qualified and in good standing as a foreign corporation in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where failure to be so qualified will not have a Material Adverse Effect, and (c) has all requisite corporate power, and possesses all licenses, registrations and authorizations from and with any Governmental Authority, Self-Regulatory Organization or securities exchange, necessary or material to the conduct of its business as now or presently proposed to be conducted.  RJA and RJFS each is (i) duly registered with the Commission as a broker-dealer under the Exchange Act, (ii) a member in good standing of the FINRA and, as to RJA,  a member organization in good standing of the NYSE, (iii) not in arrears in regard to any assessment made upon it by the SIPC, and (iv) has received no notice from the Commission, FINRA, MSRB, CFTC, FDIC or any other Governmental Authority, Self-Regulatory Organization or securities exchange of any alleged rule violation or other circumstance which could reasonably be expected to have a Material Adverse Effect, except as disclosed in the Financial Statements.

SECTION 5.02 Authorization and Validity.  The Borrower has all requisite power and authority (corporate and otherwise) and legal right to execute and deliver each of the Loan Documents and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity limiting the availability of equitable remedies.

SECTION 5.03 Compliance with Laws and Contracts.  The Borrower and its Subsidiaries (including RJA, RJFS and RJ Bank) have complied in all material respects with all applicable laws, statutes, and rules, regulations, orders and decrees or restrictions of any Governmental Authority, Self-Regulatory Organization or securities exchange having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties (including, without limitation, the Exchange Act, the Advisers Act, the Investment Company Act, the CEA, Environmental Laws, and the applicable rules and regulations of the Commission, the Board, FINRA, NYSE, MSRB, CFTC, FDIC, OTS and OCC), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Without limiting the foregoing, the Borrower and its Material Subsidiaries are in compliance with all applicable capital requirements of all Governmental Authorities (including, without limitation, Rule 15c3-1 and OTS (or, as applicable, OCC and Board) capital requirements).  Neither the execution and delivery by the Borrower of the Loan Documents, the application of the proceeds of the Loans, the consummation of any transaction contemplated by the Loan Documents, nor compliance with the provisions of the Loan Documents  will, or at the relevant time did, (a) violate any law, rule, regulation (including Regulations T, U and X), order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary, (b) violate or conflict with the Borrower’s or any Subsidiary’s charter, articles or certificate of incorporation or by-laws, (c) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by Section 6.16) in, of or on the Property of the Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (d) require the consent or approval of any Person, except for any violation of, or failure to obtain an approval or consent required under, any such indenture, instrument or agreement that could not have a Material Adverse Effect.

SECTION 5.04 Governmental Consents.  No order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any Governmental Authority, Self-Regulatory Organization or securities exchange is necessary or required in connection with the execution, delivery, consummation or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents, the application of the proceeds of the Loans, or the consummation of any other transaction contemplated by the Loan Documents.  Neither the Borrower nor any Subsidiary is in default under or in violation of any foreign, Federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to the Borrower or such Subsidiary, in each case the consequence of which default or violation could reasonably be expected to have a Material Adverse Effect.

SECTION 5.05 Financial Statements.  The Borrower has heretofore furnished to each of the Lenders the September 30, 2008 audited consolidated financial statements of the Borrower and its Subsidiaries (collectively, the “Financial Statements”).  The Borrower has also heretofore furnished to each of the Lenders (a) the March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008 quarterly FOCUS Reports of RJA and RJFS (the “RJA/RJFS FOCUS Reports”) and (b) the March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008 quarterly Thrift Financial Reports of RJ Bank (the “RJ Bank Financial Reports”). Each of the Financial Statements was prepared in accordance with Agreement Accounting Principles and fairly presents the consolidated financial condition, results of operations, changes in Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries at such dates and for the respective periods then ended. The RJA/RJFS FOCUS Reports are correct and complete in all material respects and conform in all material respects to Exchange Act requirements and applicable Commission rules and regulations.  The RJ Bank Financial Reports are correct and complete in all material respects and conform in all material respects to applicable OTS (or, as applicable, OCC) rules and regulations.

SECTION 5.06 Material Adverse Change.  No material adverse change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole has occurred since September 30, 2008.

SECTION 5.07 Taxes.  The Borrower and its Subsidiaries have filed or caused to be filed on a timely basis and in correct form all United States Federal and applicable state tax returns and all other material tax returns which are required to be filed and have paid all material taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists.  As of the date hereof, the Internal Revenue Service has completed its audit of the United States income tax returns of the Borrower on a consolidated basis through the Borrower’s Fiscal Year ending September 30, 2007.  Except for the Borrower's participation in the Internal Revenue Service's Continuous Audit Program, there are no pending audits or investigations regarding the Borrower’s or its Subsidiaries’ Federal, state or local tax returns which could reasonably be expected to have a Material Adverse Effect.  No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with Agreement Accounting Principles.

SECTION 5.08 Litigation and Contingent Obligations.  Except as described in the “Legal Proceedings” section of the Borrower’s Exchange Act reports filed with the Commission during the twelve-month period ended December 31, 2008, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority and there is no litigation, arbitration, proceeding, inquiry or investigation by any Governmental Authority, Self-Regulatory Organization or securities exchange pending or, to the knowledge of any of the Borrower’s officers, threatened against or affecting the Borrower or any Subsidiary or any of their respective Properties which could reasonably be expected to have a Material Adverse Effect, or that involve this Agreement or the Transactions. The Borrower and its Subsidiaries have no material Contingent Obligations or Environmental Liabilities not provided for or disclosed in the Financial Statements.

SECTION 5.09 Subsidiaries.  Schedule 5.09 hereto contains an accurate list of all of the Borrower’s Material Subsidiaries as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable, and all such shares and other equity interests owned by the Borrower or a Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens.

SECTION 5.10 ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.  The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

SECTION 5.11 Defaults.  No Default or Event of Default has occurred and is continuing.

SECTION 5.12 Federal Reserve Regulations.  Neither the making of any Loan hereunder or the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.  Following the application of the proceeds of the Loans, less than 25% of the value of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder taken as a whole have been, and will continue to be, represented by Margin Stock.

SECTION 5.13 Investment Company.  Neither the Borrower nor any Subsidiary is, or after giving effect to any Loan will be, subject to registration or regulation under (i) the Investment Company Act of 1940, as amended, or (ii) any other foreign, Federal or state statute or regulation which limits its ability to incur Indebtedness or consummate the transactions contemplated hereby.

SECTION 5.14 Ownership of Properties.  The Borrower and its Subsidiaries have good and marketable title to, free of all Liens (other than those permitted by Section 6.16), all of the Properties and assets reflected in the Financial Statements as being owned by them, except for assets sold, transferred or otherwise disposed of in the ordinary course of business since the date thereof.  The Borrower and its Subsidiaries own, or are licensed or otherwise possess, legally enforceable rights to use, free and clear of all Liens (other than those permitted by Section 6.16), all intellectual property of any type necessary for the conduct of their respective businesses as currently conducted.

SECTION 5.15 Material Agreements.  Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction (other than normal regulatory restrictions) which could reasonably be expected to have a Material Adverse Effect or which restricts or imposes conditions upon the ability of any Material Subsidiary to (a) pay dividends or make other distributions on its capital stock, (b) make loans or advances to the Borrower, (c) repay loans or advances from the Borrower or (d) grant Liens to the Administrative Agent to secure the Borrower’s obligations hereunder (other than RJA secured securities inventory lines of credit).  Neither the Borrower nor any Material Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

SECTION 5.16 Insurance.  The Borrower and its Subsidiaries maintain with financially sound and reputable insurance companies insurance on their Property in such amounts and covering such risks as is reasonably consistent with sound business practice, except to the extent that wind and flood insurance coverage is not available on commercially reasonable terms.

SECTION 5.17 Disclosure.  None of the (a) information, exhibits or reports furnished by the Borrower or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, or (b) representations or warranties of the Borrower or any Subsidiary contained in this Agreement, the other Loan Documents or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary pursuant to this Agreement, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.  There is no fact known to any Authorized Officer (other than matters generally affecting the economy or the financial services industry) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

SECTION 6.01 Financial Reporting.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with Agreement Accounting Principles, consistently applied, and will furnish to the Lenders:

(a) As soon as practicable and in any event within 75 days after the close of each of its Fiscal Years, an unqualified audit report from KPMG LLP, PricewaterhouseCoopers LLP, Ernst & Young LLP or Deloitte & Touche LLP, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period and related statements of income, changes in Shareholders’ Equity and cash flows, and accompanied by any management letter prepared by said accountants (when available).

(b) As soon as practicable and in any event within 40 days after the close of the first three Fiscal Quarters of each of its Fiscal Years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating statements of income, changes in shareholders’ equity and cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all certified by its chief financial officer or its controller.

(c) As soon as practicable and in any event (i) within 25 days after the close of each Fiscal Quarter, the FOCUS Report for such Fiscal Quarter filed by RJA and RJFS with the Commission and (ii) within 30 days after the close of each Fiscal Quarter, the Thrift Financial Report (or Consolidated Report of Condition and Income, as the case may be) for such Fiscal Quarter filed by RJ Bank with the OTS (or the OCC, as the case may be).

(d) Together with the financial statements required by clauses (a) and (b) above, a Compliance Certificate signed by its chief financial officer or its controller showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(e) Prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000.

(f) As soon as possible and in any event within 10 days after any Authorized Officer of the Borrower learns thereof, notice of the assertion or commencement of any claim, action, litigation, suit or proceeding against or affecting the Borrower or any Subsidiary, including any investigation or proceeding commenced by the Commission, the Board, FINRA, MSRB, NYSE, CFTC, FDIC, OTS, OCC or any other Governmental Authority, Self-Regulatory Organization or securities exchange, which could reasonably be expected to have a Material Adverse Effect.

(g) Prompt written notice regarding any material developments relating to pending claims, investigations or issues relating to auction rate securities, including a liquidity plan relating to any proposed repurchase of such securities.

(h) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(i) Within 15 days after the filing thereof, copies of all effective registration statements (other than on Form S-8) and annual, quarterly, monthly or other regular reports which the Borrower files with the Commission and, upon request, any such reports filed by any Subsidiary.

(j) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

SECTION 6.02 Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans for short-term working capital.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to (i) purchase or carry any Margin Stock in violation of Regulation T, Regulation U or Regulation X, (ii) finance the Acquisition of any Person which has not been approved and recommended by the board of directors (or functional equivalent thereof) of such Person,  (iii) fund loans from the Borrower to any Subsidiary of the Borrower which loans by their terms are subordinated to other Indebtedness of such Subsidiary (except as specifically provided in Section 6.11(a)(viii)) or (iv) fund Subsidiary capital contributions, except for up to $25,000,000 of such capital contributions where no regulatory limitation on repayment is applicable.

SECTION 6.03 Notice of Default.  The Borrower will give prompt written notice to the Lenders of the occurrence of (a) any Default or Event of Default or (b) any other event or development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect other than matters generally affecting the economy or the financial services industry.

SECTION 6.04 Conduct of Business.  The Borrower will, and will cause each Material Subsidiary to, (a) subject to Section 6.12(c), preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, (b) maintain all registrations, licenses, consents, approvals and authorizations from and with any Governmental Authority, Self-Regulatory Organization or securities exchange necessary or material to the conduct of its business, and (c) qualify and remain qualified as a foreign corporation in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where failure to qualify could not have a Material Adverse Effect.  The Borrower will not, and will not permit any of its Material Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof.

SECTION 6.05 Taxes.  The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States Federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

SECTION 6.06 Insurance.  The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance in such amounts and covering such risks as is reasonably consistent with sound business practice, except to the extent that wind and flood insurance coverage is not available on commercially reasonable terms, and the Borrower will furnish to the Administrative Agent and any Lender upon request full information as to the insurance carried.

SECTION 6.07 Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all laws, statutes (including, without limitation, the Exchange Act, the Advisers Act, the Investment Company Act, the CEA, Environmental Laws and the Bank Holding Company Act), rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

SECTION 6.08 Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

SECTION 6.09 Inspection.  The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate.  The Borrower will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with Agreement Accounting Principles consistently applied.

SECTION 6.10 Ownership of Subsidiaries.  The Borrower will continue to own, directly, beneficially and of record, free and clear of all Liens and restrictions, 100% of the outstanding shares of capital stock of each of RJA, RJFS and RJ Bank.

SECTION 6.11 Indebtedness.  (a) The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(i) The Loans hereunder;

(ii) FDIC-Guaranteed Term Notes and TARP Preferred Stock;

(iii) Securities sold under agreements to repurchase (to the extent such obligations constitute Indebtedness);

(iv) Contingent Obligations permitted by Section 6.15;

(v) Capital Lease Obligations and purchase money Indebtedness not exceeding $27,000,000 in the aggregate at any time outstanding;

(vi)  (i) Moneys due to counterparties under stock loan transactions, (ii) liabilities to customers for cash on deposit, (iii) liabilities to brokers, dealers and clearing organizations relating to the settlement of securities transactions, and (iv) monies due to counterparties under interest rate and credit default swap transactions;

(vii) Indebtedness of Raymond James Credit Corporation in an aggregate principal amount not exceeding $50,000,000 used to finance loans collateralized by public company restricted or control shares;

(viii) Indebtedness of any Subsidiary for borrowed money from the Borrower which is not subordinated by its terms to other Indebtedness of such Subsidiary, except for Indebtedness not exceeding CDN. $175,000,000 of Raymond James Ltd./Raymond James Ltée. (Canadian Subsidiary) for borrowed money from the Borrower (or an Affiliate of the Borrower) which is subordinated by its terms to other Indebtedness of such Subsidiary;

(ix) Mortgage Indebtedness in an aggregate principal amount not exceeding $80,000,000 relating to property of the Borrower or its Subsidiaries used for corporate operations;

(x) Guarantees or loans by the Borrower or its Subsidiaries with respect to the activities of Raymond James Tax Credit Funds, Inc. or any of its Subsidiaries not exceeding the lesser of (i) $300,000,000 or (ii) 10% of Shareholders’ Equity;

(xi) Indebtedness related to investments in real estate partnerships owed by variable interest entities of the Borrower in an aggregate principal amount not exceeding the value of associated assets reflected on the Borrower’s balance sheet;

(xii) Indebtedness incurred in connection with merchant banking activities in an aggregate principal amount not exceeding $150,000,000;

(xiii) RJA and Raymond James Ltd./Raymond James Ltée. secured and unsecured lines of credit used to facilitate the broker-dealer business that do not constitute proceeds of third party loans included in regulatory capital;

(xiv) RJ Bank secured advances from the Federal Home Loan Bank of Atlanta to provide traditional banking products and services; and

(xv) Unsecured Indebtedness not otherwise permitted by this Section 6.11 in an aggregate principal amount not exceeding $10,000,000.

(b) The Borrower will not prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof, or make any payment in violation of any subordination terms of, any Indebtedness with a scheduled maturity subsequent to the Maturity Date.

SECTION 6.12 Merger.  The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (a) a Wholly-Owned Subsidiary may merge or consolidate  into the Borrower or any Wholly-Owned Subsidiary of the Borrower, (b) the Borrower or any Subsidiary may merge or consolidate with any other Person so long as the Borrower or such Subsidiary is the continuing or surviving corporation and, prior to and after giving effect to such merger or consolidation, no Default or Event of Default shall exist, and (c) any Subsidiary may enter into a merger or consolidation as a means of effecting a disposition permitted by Section 6.13.

SECTION 6.13 Sale of Assets.  The Borrower will not, nor will it permit any Subsidiary to, lease, sell, transfer or otherwise dispose of its Property, to any other Person except for (a) sales of securities sold in the ordinary course of business, and (b) leases, sales, transfers or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than sales of securities sold in the ordinary course of business) as permitted by this Section 6.13 during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

SECTION 6.14 Investments and Acquisitions.  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person,  except:

(a) Existing Investments in Subsidiaries and Affiliates;

(b) Obligations of, or fully guaranteed by, the United States of America or the Commonwealth of Canada;  commercial paper and other short-term notes and securities rated investment grade by a national securities rating agency; demand deposit accounts maintained in the ordinary course of business; and certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000;

(c)  (i) Publicly traded securities, (ii) direct or indirect proprietary private Investments (including venture capital, merchant banking and leveraged aircraft lease Investments) not exceeding the lesser of (A) $300,000,000 or (B) 15% of Shareholder’s Equity (calculated net of the aggregate of any cash returns on individual Investments up to a limit of the respective individual amounts of such Investments) plus up to $10,000,000 constituting Borrower’s equity Investment in its leveraged commercial aircraft lease with Continental Airlines, Inc., and (iii) (A) bridge loans of a tenor of six months or less, (B) preferred stock, other mezzanine equity instruments of other non-publicly traded debt or equity securities held for periods of six months or less, and (C) net worth maintenance guarantees (or other “keepwell” arrangements ) of a duration of six months or less, primarily relating to Borrower’s investment banking activities that, on a cumulative basis for such Investments described in (iii) (A), (B) and (C) above, do not exceed $200,000,000 in aggregate principal amount at any time outstanding;

(d) Additional Investments in existing Subsidiaries of the Borrower provided that no Default or Event of Default shall have occurred and be continuing either immediately before or after giving effect to such transaction and no Material Adverse Effect would result therefrom;

(e) Acquisitions of or Investments in the capital stock, assets, obligations or other securities of or interest in other Persons provided that (i) each such Person shall (x) in regard to Persons that would as a result of the proposed transaction become Material Subsidiaries, be incorporated, organized or otherwise formed under the laws of any state of the United States, or under the laws of Canada or Great Britain, and (y) be engaged in a line of business not substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof, (ii) the transaction (or any tender offer commencing a proposed transaction) shall have been approved and recommended by the board of directors (or functional equivalent thereof) of such Person, and (iii) no Default or Event of Default shall have occurred and be continuing either immediately before or after giving effect to such transaction and no Material Adverse Effect would result therefrom;

(f) Securities purchased under agreements to resell (to the extent such transactions constitute Investments);

(g) Investments in (i) mortgage, pre-development, construction or other loans, advances or guarantees not exceeding $100,000,000 in aggregate principal amount outstanding to finance low income housing projects whose creditworthiness have been underwritten by Raymond James Tax Credit Funds, Inc. (such loans, advances or guarantees to be in addition to the guarantees or loans permitted by Sections 6.11(a)(x) and 6.15(d) hereof), and (ii) loans to Pine Creek Healthcare Capital, Inc. to purchase and carry debt obligations not exceeding $50,000,000 in aggregate principal amount outstanding that are issued to fund health care facilities and associated equipment;

(h) Investment in a Canadian trust fund established and funded to acquire Borrower common stock in the open market in order to make in-kind settlements of restricted stock units granted as bonuses to certain employees of Raymond James Ltd./Raymond James Ltée.; and

(i) Loans and advances that RJ Bank makes in the ordinary course of its business.

SECTION 6.15 Contingent Obligations.  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except

(a) by endorsement of instruments for deposit or collection in the ordinary course of business;

(b) guarantees by the Borrower of the Indebtedness of Raymond James Credit Corporation in an aggregate principal amount not exceeding $50,000,000 referred to in Section 6.11(a)(vii);

(c) guarantees by the Borrower with respect to settlement of securities transactions by its Affiliates (including its offices and foreign joint ventures) extended to customers of, lenders to, or clearing agencies for, such Affiliates;

(d) guarantees or loans by the Borrower or its Subsidiaries with respect to the activities of Raymond James Tax Credit Funds, Inc. or any of its Subsidiaries not exceeding the lesser of (i) $300,000,000 or (ii) 10% of Shareholders’ Equity (such guarantees or loans to be in addition to the guarantees or loans permitted by Section 6.14(g)(i));

(e) guarantees by the Borrower relating to the net performance obligations of RJ Capital Services, Inc. owed to counterparties under interest rate and credit default swap transactions documented under the ISDA (International Swaps Dealer Association) form Master Agreement and applicable Addenda;

(f) guarantees by the Borrower (or any Subsidiary) of the Indebtedness of any other Subsidiaries in an aggregate principal amount not exceeding $30,000,000;

(g)  guarantees by RJA of obligations related to Letters of Credit issued by JPMorgan Chase Bank, N.A. for the benefit of RJA retail corporate clients, so long as repayment of any such guarantee is collateralized by securities in such customer’s RJA account;

(h) Letters of Credit issued by RJ Bank in the ordinary course of its business;

(i) guarantees by the Borrower of the mortgage Indebtedness permitted by Section 6.11(a)(ix);

(j) agreements of the Borrower with the Office of the Controller of the Currency and Raymond James Trust, N.A. ensuring that the latter has adequate capital and liquidity; and

(k) guarantees by RJ Bank of payment in the event of default for exposure under interest rate swaps on behalf of corporate borrowers doing business with Raymond James Capital Services, Inc.

SECTION 6.16 Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a) Liens for Taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure the payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries;

(e) Liens securing the Indebtedness permitted by Sections 6.11(a)(iii), (v), (vi), (ix), (x), (xii), (xiii) and (xiv) and the Investments permitted by Section 6.14 (g)(i); and

(f) Liens incurred in the ordinary course of the settlement of securities transactions.

SECTION 6.17 Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) in regard to any sale, lease or other transfer of any property or assets (other than cash advances or loans) to, or any purchase, lease or other acquisition of any property or assets from, any Affiliate, in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary that could be obtained on an arms-length basis from unrelated parties, (b) in regard to any other transaction with an Affiliate, in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms and (c) transactions among the Borrower and Wholly-Owned Subsidiaries of the Borrower.

SECTION 6.18 Change in Corporate Structure; Fiscal Year.  The Borrower shall not, nor shall it permit any Material Subsidiary to, (a) permit any amendment or modification to be made to its certificate or articles of incorporation or by-laws which is materially adverse to the interests of the Lenders (provided that the Borrower shall notify the Administrative Agent of any other amendment or modification thereto as soon as practicable thereafter) or (b) change its Fiscal Year to end on any date other than the last day of September of each year, except that the Borrower or any Material Subsidiary may change its Fiscal Year to a calendar year basis if the Bank Holding Company Act becomes applicable to Borrower.

SECTION 6.19 Inconsistent Agreements.  The Borrower shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which (a) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence of Borrower’s obligations hereunder, the amending of the Loan Documents or the ability of any Subsidiary to (i) pay dividends or make other distributions on its capital stock, (ii) make loans or advances to the Borrower, or (iii) repay loans or advances from the Borrower (except to the extent repayment of such loans or advances is permitted to be subordinated pursuant to Section 6.11(a)(viii)), or (b) contains any provision which would be violated or breached by the making of Loans or by the performance by the Borrower or any Subsidiary of any of its obligations under any Loan Document.

SECTION 6.20 Financial Covenants.

6.20.1                      Minimum Tangible Net Worth.  The Borrower on a consolidated basis with its Subsidiaries at all times after the date hereof shall maintain Tangible Net Worth of not less than (i) $1,370,000,000 plus (ii) 50% (fifty percent) of cumulative Net Income (if positive) earned after September 30, 2008.

6.20.2                      Net Cash Capital to Net Liquid Assets Ratio.  The Borrower on a consolidated basis with its Subsidiaries at all times after the date hereof shall maintain a Net Cash Capital to Net Liquid Assets Ratio of not less than 3% (three percent).

6.20.3                      Double Leverage Ratio.  The Borrower on a parent-only basis at all times after the date hereof shall maintain a Double Leverage Ratio of not more than 1.15 to 1.0.

6.20.4                      RJA Net Capital.  The Borrower shall cause RJA at all times after the date hereof to maintain a ratio (computed in accordance with Exhibit A to Rule 15c3-3, “Formula for Determination of Reserve Requirements for Brokers and Dealers”) of Net Capital to Aggregate Debit Items of not less than 10% (ten percent).

6.20.5                      RJFS Net Capital.  The Borrower shall cause RJFS at all times after the date hereof to maintain Net Capital of not less than $5,000,000.

6.20.6                      RJA/RJFS Excess Net Capital.  The Borrower shall cause RJA and RJFS at all times, except for certain limited periods totaling not more than 20 days during any Fiscal Year when equity and/or debt underwriting commitments result in a temporary reduction of Excess Net Capital, to have combined Excess Net Capital of not less than $200,000,000.

6.20.7                      RJ Bank Nonperforming Assets.  The Borrower shall cause RJ Bank at all times after the date hereof to maintain (a) a ratio of (i) RJ Bank’s total Nonperforming Assets to (ii) RJ Bank’s total assets of less than 4% (four percent) and (b) a ratio of (i) RJ Bank’s allowance for loan losses to (ii) RJ Bank’s total nonperforming loans of greater than 70% (seventy percent).

SECTION 6.21 Borrower and RJ Bank Well Capitalized.  The Borrower shall, and shall cause RJ Bank, at all times after the date hereof to maintain a status of “well capitalized” as such term is from time to time defined by the Board, OTS, OCC or such other regulatory body with supervisory authority over the Borrower and RJ Bank (such standard to be determined by reference to minimum total risk-based, Tier I risk-based, Tier I leverage ratios or such other quantitative measures as established from time to time by such regulatory bodies).

SECTION 6.22 Restricted Payments.  The Borrower shall not declare or pay dividends on, or purchase, redeem, retire, defease or otherwise acquire for value, any of its capital stock now or hereafter outstanding, or return any capital or make any distribution of assets to such capital stockholders, in an amount that exceeds the lesser of (a) $60,000,000 per Fiscal Year plus the amount of any common stock repurchases used to fund the Borrower’s incentive stock option and stock purchase plans, or (b) if TARP Preferred Stock is outstanding, the maximum amount of such restricted equity payments permitted to be made under the terms applicable to such Preferred Stock.

ARTICLE VII

EVENTS OF DEFAULT

If any one of the following events (“Events of Default”) shall occur:

(a) Representation or Warranty.  Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Loan Document, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made;

(b) Non-Payment.  (i) Nonpayment of any principal of any Loan when due, or (ii) nonpayment of any interest upon any Loan or of any facility fee or other obligation under any of the Loan Documents within five days after the same becomes due;

(c) Specific Defaults.  The breach by the Borrower of any of the terms or provisions of Section 6.02, Section 6.03(a), Section 6.04 (second sentence only) or Sections 6.10 through 6.20;

(d) Other Defaults.  The breach by the Borrower (other than a breach which constitutes an Event of Default under another paragraph of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days after written notice from the Administrative Agent or any Lender;

(e) Cross-Default.  Failure of the Borrower or any of its Material Subsidiaries to pay when due any FDIC-Guaranteed Term Notes or any other Indebtedness aggregating in excess of $5,000,000; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement or agreements under which any such Indebtedness was created or is governed (or the occurrence of any other event or existence of any other condition) the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Material Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Material Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as then become due;

(f) Insolvency; Voluntary Proceedings.  The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this paragraph, or (vi) fail to contest in good faith any appointment or proceeding described in paragraph (g) below;

(g) Involuntary Proceedings.  Without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in subparagraph (f)(iv) above shall be instituted against the Borrower or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days;

(h) Condemnation.  Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion;

(i) Judgments.  (i) The Borrower or any of its Material Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money in excess of $10,000,000 in the aggregate, or (ii) the Borrower or any of its Subsidiaries shall fail to pay, bond or otherwise discharge one or more nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case of clauses (i) and (ii), is/are not stayed on appeal or otherwise being appropriately contested in good faith;

(j) Change in Control.  Any Change in Control shall occur;

(k) SIPC.  The Commission or any Self-Regulatory Organization has notified the SIPC pursuant to Section 5(a)(1) of the SIPA of facts which indicate that the Borrower, RJA or RJFS is in or is approaching financial difficulty, or the SIPC shall file an application for a protective decree with respect to the Borrower, RJA or RJFS under Section 5(a)(3) of the SIPA;

(l) Broker-Dealer License.  The Commission or other Governmental Authority shall revoke or suspend the license or authorization of RJA and RJFS under Federal or state law to conduct business as a securities broker-dealer (and such license or authorization shall not be reinstated within five days), or RJA or RJFS shall be suspended or expelled from membership in the NYSE, FINRA or any other Self-Regulatory Organization or securities exchange;

(m) Bank License.  The OTS, the OCC or any other appropriate banking regulator shall revoke or terminate the charter or license of RJ Bank, or the FDIC shall revoke or terminate the deposit insurance of RJ Bank; or

(n) ERISA Event.  An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in (i) liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000 or (ii) a Material Adverse Effect.

then, and in every such event (other than an event with respect to the Borrower described in paragraphs (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraphs (f) or (g) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

None of the Lenders identified in this Agreement as a “Co-Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty (including that of a fiduciary) under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 880 Carillon Parkway, St. Petersburg, Florida 33716, Attention of Jeffrey P. Julien (Telecopy No. (727) 573-8915);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Wesley Gibson (Telecopy No. (713) 750-2228), with a copy to JPMorgan Chase Bank, N.A., Financial Institutions – Broker Dealer Group, 270 Park Avenue, 36th Floor, New York, NY 10172, Attention of Piers C. Murray (Telecopy No. (212) 270-1511); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02 Waivers; Amendments.  (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase  the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) waive or amend the condition set forth in Section 4.02 (a) without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, and no amendment shall be made to Section 2.21, without the prior written consent of the Administrative Agent.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and the Lead Arranger and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent, the Lead Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)           the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13 USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[signature pages to follow]

CHI:2133020.12

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RAYMOND JAMES FINANCIAL, INC.

By:        Jeffrey P. Julien

Title:     Senior Vice President and Chief Financial Officer

Address for Notices:
880 Carillon Parkway
St. Petersburg, Florida 33716
Attention:   Jeffrey P. Julien
Telephone:  (727) 567-5021
Facsimile:   (727) 573-8915

JPMORGAN CHASE BANK, N.A.
Individually and as Administrative Agent

By:      Thomas I. Poz

Title:    Vice President

Address for General Notices:
Financial Institutions-Broker-Dealer Group
270 Park Avenue
36th Floor
New York, NY  10172
Attention:  Piers C. Murray
Telephone:  (212) 270-5445
Facsimile:   (212) 270-1511

Address for Funding Matters:
Loan and Agency Services
1111 Fannin, 10th Floor
Houston, TX  77002
Attention:  Wesley Gibson
Telephone:  (713) 750-2424
Facsimile:   (713) 750-2228

CHI:2133020.12

REGIONS BANK,

Individually and as Co-Syndication Agent

By:      Heather L. Long

Title:   Vice President

Address for Notices:
100 N. Tampa Street
Suite 3100
Tampa, FL  33602-5145
Attention:  Heather L. Long
Telephone:  (813) 226-1256
Facsimile:  (813) 226-1260

CHI:2133020.12

FIFTH THIRD BANK,

Individually and as Co-Syndication Agent

By:            John A. Marian

Title:          Vice President

Address for Notices:
201 East Kennedy Boulevard
Suite 1800
Tampa, FL  33602
Attention:    John A. Marian
Telephone:  (813) 306-2456
Facsimile:   (813) 306-2531

CHI:2133020.12

PNC BANK, NATIONAL ASSOCIATION,

Individually  and as Co-Syndication Agent

By:        Kirk Seagers

Title:     Vice President

Address for Notices:
1600 Market Street
22nd Floor
Philadelphia, PA 19103
Attention:    Kirk Seagers
Telephone:  (215) 585-6290
Facsimile:   (215) 585-6987

CHI:2133020.12

CITIBANK, N.A.

By:        William Mandaro

Title:      Director

Address for Notices:
388 Greenwich Street
35th Floor
New York, New York  10013
Attention:    William Mandaro
Telephone:  (212) 816-0852
Facsimile:   (646) 688-6821

CHI:2133020.12

THE BANK OF NEW YORK MELLON

By:        Thomas Caruso

Title:      First Vice President

Address for Notices:
One Wall Street
19th Floor
New York, New York  10286
Attention:    John Templeton
Telephone:  (212) 635-6823
Facsimile:   (212) 809-9566

CHI:2133020.12

Schedule 2.01

COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$20,000,000
Regions Bank	$20,000,000
Fifth Third Bank	$20,000,000
PNC Bank, National Association	$20,000,000
Citibank, N.A.	$10,000,000
The Bank of New York Mellon	$10,000,000
Aggregate Commitment	$100,000,000

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Schedule 5.09

RAYMOND JAMES FINANCIAL, INC.

MATERIAL SUBSIDIARIES*

Name	Jurisdiction of Organization
Raymond James & Associates, Inc.	Florida
Raymond James Bank, FSB	U.S.A.
Raymond James Financial Services, Inc.	Florida
Raymond James Ltd./Raymond James Ltée.	Canada

______________
*  All Material Subsidiaries are 100% directly or indirectly owned by the Borrower.

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CHI:2133020.12

Schedule 6.20

SECURITIES PERCENTAGE HAIRCUTS

Haircut %

Municipal Obligations (less auction rate securities)                                           25.0%
Corporate Obligations                                                                                              25.0%
Government Obligations                                                                                          10.0%
Agencies                                                                                                                    10.0%

Derivative Contracts                                                                                                30.0%
Equity Securities                                                                                                       30.0%
Other Securities                                                                                                         30.0%

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CHI:2133020.12

Exhibit A

FORM OF BORROWING/INTEREST ELECTION REQUEST

TO:
JPMorgan Chase Bank, N.A., as Administrative Agent under that certain Credit Agreement dated as of February 6, 2009 among Raymond James Financial Inc., the Agents and the Lenders parties thereto (the “Credit Agreement”).

The undersigned Borrower hereby gives to the Administrative Agent a [Borrowing Request pursuant to Section 2.03] [Interest Election Request pursuant to Section 2.08] of the Credit Agreement, and such Borrower hereby requests to [borrow] [convert] [continue] on __________, 20__ (the “date of Borrowing”) from the Lenders on a pro rata basis an aggregate principal amount of:

[US $_______________] in Loans as a

□           ABR Borrowing

□           Eurodollar Borrowing

•           Applicable Interest Period of  month(s).

The Administrative Agent is authorized and directed to transfer the funds constituting such Borrowing to the following account of the undersigned:  [identify account name/number], Reference:  Loan drawdown.

The undersigned hereby certifies to the Administrative Agent and the Lenders that (i) the representations and warranties of the undersigned contained in Article V of the Credit Agreement are and shall be true and correct on and as of the date hereof and on and as of the date of Borrowing, including the representations and warranties set forth in Section 5.06 and the first sentence of Section 5.08 thereof; and (ii) as of the date hereof and on and as of the date of Borrowing and immediately after giving effect to the Borrowing requested hereby, no Default has occurred and is continuing.

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Borrowing/Interest Election Request.

Dated __________________

RAYMOND JAMES FINANCIAL, INC.

By:       /s/ Jeffrey P. Julien
Name:        Jeffrey P. Julien
Title:          Senior Vice President and Chief Financial Officer

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CHI:2133020.12

Exhibit B

COMPLIANCE CERTIFICATE

I,                  certify that I am the              of RAYMOND JAMES FINANCIAL, INC. (the “Borrower”), and that as such I am authorized to execute this Compliance Certificate on behalf of the Borrower, and DO HEREBY FURTHER CERTIFY on behalf of the Borrower that:

1.           I have reviewed the terms of that certain Credit Agreement dated as of February 6, 2009 among the Borrower, the financial institutions named therein (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, supplemented or modified from time to time, the “Credit Agreement”) and I have made, or have caused to be made by employees or agents under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the attached financial statements;

2.           The examinations described in paragraph 1 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below; and

3.           Schedule I attached hereto sets forth financial data and computations evidencing compliance with the covenants set forth in Sections 6.13, 6.20.1, 6.20.2, 6.20.3, 6.20.4, 6.20.5, 6.20.6 and 6.20.7 of the Credit Agreement, all of which data and computations are true, complete and correct.  Capitalized terms not defined herein are defined in the Credit Agreement.

Described below are the exceptions, if any, to paragraph 2 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

__________________________________________________________________

__________________________________________________________________

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ______ day of ______________, 20__.

RAYMOND JAMES FINANCIAL, INC.

By:      Jeffrey P. Julien

Title:    Senior Vice President and Chief Financial Officer

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CHI:2133020.12

Schedule I

Section 6.13 — Sale of Assets

Asset Dispositions for twelve-month period ending with month in which disposition occurs:

(a)           Permitted asset dispositions

10% of consolidated assets of the Borrower at beginning of

such twelve-month period*                                                                                              $

(b)           Actual asset dispositions for such period                                                                                            $

* Note:  must also demonstrate (to the extent calculable) that total asset dispositions for such period do not involve Property which is responsible for more than 15% of the consolidated net sales or Net Income of the Borrower for such twelve-month period.

Section 6.20.1 — Minimum Tangible Net Worth

1.           Required Tangible Net Worth: $1,370,000,000

* plus 50% of cumulative Net Income earned after
   September 30, 2008 (if positive)                                                                                             $
Total                 $

2.           Actual Tangible Net Worth:                                                                                                         $

Section 6.20.2 — Net Cash Capital to Net Liquid Assets Ratio

1.           Net Cash Capital                                                                                                         $

2.           Net Liquid Assets                                                                                                         $

3.           Ratio of (a) to (b)                                                                                                          %

Section 6.20.3 — Maximum Double Leverage Ratio

1.           Maximum Double Leverage Ratio                                                                                                         1.15 to 1.0

2.           Actual Double Leverage Ratio

(a)           Investment in Subsidiaries plus, without duplication,
(i) Intangible Assets, (ii) net equity Investments in real
estate partnerships, and (iii) private equity Investments
and the funding commitments related thereto                                                                                              $

(b)           Shareholders equity (parent only)                                                                                              $

(c)           Ratio of (a) to (b)                                                                                              ____ to 1.0

Section 6.20.4 — RJA Net Capital Ratio

1.           Minimum RJA Net Capital Ratio                                                                                                         10%

2.           Actual RJA Net Capital Ratio

(a)           Net Capital                                                                                              $

(b)           Aggregate Debit Items                                                                                              $

(c)           Ratio of (a) to (b)                                                                                              ____%

Section 6.20.5 — RJFS Minimum Net Capital

1.           Minimum RJFS Net Capital $5,000,000

2.           Actual RJFS Net Capital                                                                                                         $

Section 6.20.6 — RJA/RJFS Excess Net Capital

1.           Minimum combined RJA/RJFS Excess Net Capital$200,000,000

2.           Actual combined RJA/RJFS Excess Net Capital                                                                                                         $

Section 6.20.7 — RJ Bank Nonperforming Assets

A.1.           Maximum RJ Bank Nonperforming Assets to
Total Assets Ratio < 4%

2.           Actual Ratio

(a)           Total Nonperforming Assets                                                                                              $___________

(b)           Total Assets                                                                                              $___________

(c)           Ratio of (a) to (b)                                                                                                   _______%

B.1.           Minimum RJ Bank Loan Loss Reserve to
Nonperforming Loans Ratio                                                                                                                     70%

2.           Actual Ratio

(a)           Allowance for Loan Losses                                                                                              $___________

(b)           Total Nonperforming Loans                                                                                              $___________

(c)           Ratio of (a) to (b)                                                                                                   _______%

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CHI:2133020.12

Exhibit C

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below  (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Raymond James Financial, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement

5.	Credit Agreement:
The Credit Agreement dated as of February 6, 2009 among Raymond James Financial, Inc., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

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CHI:2133020.12

6.           Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
Revolving Commitment	$	$	%

Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all the syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________
Title:

1 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

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CHI:2133020.12

[Consented to and]2 Accepted:

JPMORGAN CHASE BANK, N.A., as

   Administrative Agent

By_________________________________
Title:

[Consented to:]3

[RAYMOND JAMES FINANCIAL, INC.]

By___/s/ Jeffrey P. Julien________________
Title: SVP & CFO

2 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

3 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

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CHI:2133020.12

ANNEX 1

RAYMOND JAMES FINANCIAL INC.
CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

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CHI:2133020.12

2.           Payments.  From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.